November 18, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by CSOP ETF Trust  (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to 77 K of Form N-SAR, as part of the Form N-SAR of CSOP ETF Trust dated September 30, 2016. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP